Exhibit 4.17

Specific terms in this exhibit have been redacted because confidential treatment for those terms has been requested. The redacted terms have been marked with three asterisks [***]. The unredacted material has been separately filed with the Securities and Exchange Commission.

MASTER LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of November 16, 2018 (“Effective Date”) between Shenzhen Tencent Computer Systems Company Limited, a company duly established and existing under the laws of the People’s Republic of China, with its principal place of business located at Tencent Building, Keji Zhongyi Road, Hi-Tech Park, Nanshan District, Shenzhen 518057, China (“Tencent”) and Garena Online Private Limited, a Singapore company with its registered place of business located at 1 Fusionopolis Place, #17-10, Galaxis, Singapore 138522 (“Licensee”). Tencent and Licensee each will be referred to individually as a “Party,” and together as the “Parties.”

Background

•	Tencent is engaged in the business of developing interactive game products and has the right to grant the rights granted under this Agreement to certain game products.

•	Licensee desires to obtain from Tencent, and Tencent agrees to grant to Licensee, on an exclusive basis, a non-assignable (except as otherwise set forth herein) and indivisible license to promote, market, advertise, distribute, sell, and publish in the Territory certain game products as agreed by the Parties.

Agreement

The Parties agrees as follows:

1.	Definitions

1.1	Defined Terms. As used in this Agreement, the following initially-capitalized terms have the meaning specified for such terms in this Section 1.1.

(i)	“Affiliate” of a Party means a person or entity that Controls, is Controlled by, or is under common Control with that Party (but only for so long as Control exists), where “Control” of a person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management, operating policies, or assets of that person or entity, whether by way of ownership of more than 50% of its voting or equity securities or assets or by way of contract, management agreement, voting trust, or otherwise. For clarity, Tencent and Licensee will not be deemed to be Affiliates of each other.

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(ii)	“Approved” means a consent provided in writing, including by email, from an authorized representative of Tencent or Licensee, as applicable.

(iii)	“Bug” means a bug, defect, error, flaw, fault, or other failure in a Licensed Game.

(iv)	“Business Day” means a day other than Saturday, Sunday, or any other day that is a statutory holiday or on which business establishments and banking institutions are permitted to be closed in the People’s Republic of China or Singapore.

(v)	“Change of Control” means: (a) any consolidation or merger of a Party with or into any other corporation or other entity or person, or any other corporate reorganization, in which the owners of Party immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (b) any transaction or series of related transactions to which a Party is a party in which in excess of 50% of such Party’s voting power is transferred; or (c) a sale, lease or other disposition of all or substantially all of the assets of a Party, or a sale or exclusive license of all or substantially all of a Party’s Intellectual Property Rights, other than any internal reorganization.

(vi)	“Client Software” means any software program that may be purchased, licensed, or otherwise acquired and installed by potential End Users that permits an Internet-connected computer of an End User to access and communicate with Server Software for purposes of playing a Licensed Game.

(vii)	“Closed Beta Service” means, following the localization of most of a Licensed Game’s functions and through Licensee’s external network, the secure and public testing of a version of a Licensed Game by a restricted number of external End Users.

(viii)	“Commercial Launch” of a Licensed Game, with respect to a jurisdiction in the Territory, occurs when a Localized version of that Licensed Game (with in-game Purchase functionality) is first made commercially available to an unlimited number of End Users in that jurisdiction in the Territory. “Launch Date” is the date on which the Commercial Launch occurs and “First Launch Date” means the date of initial Commercial Launch of a Licensed Game in the first jurisdiction in the Territory.

(ix)	[***]

(x)	“End User” means a user of a Localized Game.

(xi)	“EULA” means the end user license and other terms of use for a Localized Game prepared by Licensee and approved by Tencent.

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(xii)	“Force Majeure Event” means circumstances beyond a Party’s control, including, act of God, fire, power failure, strike, war, civil dispute, or action or inaction of any Governmental Entity.

(xiii)	“Game Data” means, for each Licensed Game, all data, records, and information that is collected or generated through operation of that Licensed Game. Game Data includes data, records, and information: (a) submitted, uploaded, posted, or otherwise made available by an End User; (b) about an End User’s game play such as characters, accounts, logs, items, quests, monsters, and guilds; (c) collected or generated as a result of an End User’s access or use of the Licensed Game; (d) stored by the Server Software; and (e) used to display usage statistics such as time played, scores, leader boards, and Game Virtual Items purchased. For clarity, Game Data will not include any Personal Data or Licensee Platform Data.

(xiv)	“Game Virtual Currency” means virtual currency or other denotation of value (other than Game Virtual Items) that is made available only within a Licensed Game, which may be redeemed for Game Virtual Items, but cannot be converted or exchanged for any real goods or hard currency and does not have any real world value outside of a Licensed Game.

(xv)	“Game Virtual Item” means virtual items, item sets, avatars, attributes, abilities, skills, skill levels, services, “VIP” status privileges, or other in-game consumables, features or functionality (whether representing an actual or fictional item) which may be acquired or used by an End User within a Licensed Game, but cannot be converted or exchanged for any real goods or hard currency and does not have any real world value outside of a Licensed Game.

(xvi)	“Game Website” means any website operated by or for Licensee to publish, distribute, or operate a Licensed Game.

(xvii)	“Government Approval” means any permit, license, or approval of a Government Entity required under applicable laws or regulations to operate a Licensed Game within the Territory.

(xviii)	“Government Entity” means any international, national, state, provincial, regional, municipal, local, county, or other governmental, quasi-governmental, administrative, judicial, arbitral, regulatory, or self-regulatory authority, body, court, agency, tribunal, commission, organization, or other similar entity (including any branch, department, or section thereof).

(xix)	[***]

(xx)	“Hacking” means any unauthorized access, programming, or modification of computer code, or other similar action related to any Licensed Game component, Licensee Platform, Game Data, Licensee Platform Data, or Personal Data, and including any cheats, any activity that may be construed as fraud, and related activity in connection with computers by manipulating or simulating certain parts of the online system. “Anti-hacking” means activities carried out to prevent and resolve Hacking.

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(xxi)	“Intellectual Property Rights” means all patents, trademarks, service marks, copyright and related rights, registered designs, utility models, software, know-how, trade secrets, inventions (whether patentable or not), improvements, publicity rights, rights of privacy, and all other intellectual property rights and proprietary rights, including goodwill therein, whether arising under the laws of the People’s Republic of China, the Territory or any other state, country or jurisdiction, including all rights or causes of action for infringement or misappropriation of any of the foregoing.

(xxii)	“Licensed Game” means the PC Version and Mobile Version of an interactive game product that is identified in a SoW executed under this Agreement, including any related Client Software, Server Software, and other Licensed Materials. Without limiting the forgoing, a “Licensed Game” includes the corresponding Localized Game and Updates to the Licensed Game, but does not include Sequels.

(xxiii)	“Licensed Language” means any local language of the Territory, including English, Thai, Bahasa Indonesia, and traditional Chinese.

(xxiv)	“Licensed Materials” means all material owned, controlled, developed, licensable, or sublicensable by Tencent during the Term that is necessary or useful for the operation or exploitation of any Licensed Game, including: (a) text, video, visual displays, scripts, literary treatments, characters, backgrounds, environments, rules and play patterns, and other elements visible to the user; (b) all sounds, sound effects, sound tracks, and other elements audible to the user; (c) all methods in which the user interacts with the characters, backgrounds, environments, or other elements of a game or other products; (d) the distinctive and particular elements of graphic design, organization, presentation, “look and feel,” layout, user interface, navigation, trade dress, and stylistic convention (including the digital implementations thereof) and the total appearance and impression substantially formed by the combination, coordination, and interaction of these elements; (e) all object code for computer programs that make up a game; (f) any other proprietary elements of a game; (g) any Client Software; (h) any Server Software; (i) manuals, specifications, user guides, frequently-asked-questions, and other documentation related to any Licensed Game; (j) all Tencent trademarks; (k) any other materials and information that are a part of any Licensed Game; and (l) all Updates to any of the items listed in (a) through (l). For clarity, Licensed Materials will not include the Licensee Property (as defined in Section 7.2) or any terms of service or privacy policy used by Licensee in connection with the publication, distribution or operation of any Licensed Game.

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(xxv)	“Licensee Platform” means the social networking and PC and mobile game distribution platforms that are hosted, held, controlled, or operated by Licensee or its Affiliates.

(xxvi)	“Licensee Platform Data” means any data or information that is submitted by an End User through the Licensee Platform or otherwise collected by Licensee as a result of an End User’s direct access or use of the Licensee Platform, including user name, password, profile, social graph data, and email address. For the avoidance of any doubt, in no event will Licensee Platform Data include any Game Data.

(xxvii)	“Licensee Trademark” means any word, name, symbol, device, design, or other designation, or a combination of the preceding items, used by or on behalf of Licensee to identify or distinguish any version of Licensee products, services, or Licensee Affiliates, including logos, designs, characters, titles, artwork, and other creative elements, whether registered or not. Licensee Trademark does not include any Tencent Trademark.

(xxviii)	“Licensee Virtual Currency” means any virtual currency or other denotation of value that is made available only within the Licensee Platform, which may be redeemed for Game Virtual Items, but cannot be converted or exchanged for any real goods or hard currency and does not have any real world value outside of any Licensed Game.

(xxix)	“Localized” or “Localization” means the state of a Licensed Game, Client Software, Server Software, and other Licensed Material after being translated into any Licensed Language in accordance with this Agreement, and “Localized Game” will have a corresponding meaning.

(xxx)	“Marketing Materials” means any items that have been Approved by Tencent relating to: advertising, marketing, promotional or other similar materials (including any product-specific Internet sites), or anything created by or on behalf of Licensee (including derivative works of Licensed Materials) and Approved by Tencent for use in connection with the advertising, marketing, promotion, or distribution of a Localized Game.

(xxxi)	“Mobile Version” means a version of a Licensed Game capable of operation on a mobile or portable device (including tablets, smart phones, virtual and augmented reality products, and portable game consoles) running on any mobile operating system (including Android and iOS), an HTML5 product, or a product accessible via a mobile web browser.

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(xxxii)	“Online Services” means the services and support of the network infrastructure and delivery platform for a Localized Game, including without limitation: (a) quality assurance testing to ensure that the Localized Game functions properly in the network infrastructure environment throughout the Territory and on the Licensee Platform; (b) distribution and support of the Localized Game via the Internet; (c) online billing and payment system management; (d) hosting and server management; (e) database management; (f) micro-transaction processing; (g) downloading; (h) patching; and (i) operating, maintaining and granting End Users access to the Game Website and Server Software in relation to the provision and use of the Localized Game.

(xxxiii)	“Open Beta Service” means the phase when Licensee generally release a Localized Game (without in-game Purchase functionality) to the public anywhere in the Territory.

(xxxiv)	“PC Version” means a version of a Licensed Game that is capable of being operated over the Internet or other form of computer network via a personal computer, including via client software or web browser on any past, present, or future personal computer operating systems.

(xxxv)	“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture or an unincorporated organization.

(xxxvi)	“Personal Data” means any data or information generated or gathered from a Licensee Platform or the operation of any Licensed Game that can be used to identify, contact, or locate a person, including a person’s name, mailing address, email address, ID, telephone number, and financial information.

(xxxvii)	“Primary Problem” means any bugs or errors that (a) materially affect or are likely to materially affect the operation of a Licensed Game, (b) pertain to the billing of a Licensed Game, and (c) may violate applicable laws.

(xxxviii)	“Required Delivery Date” of a Deliverable means the anticipated delivery date as mutually agreed by the Parties in the applicable SoW.

(xxxix)	“Sequels” means any sequels, prequel, derivative work (other than an Update) or “port” to a product that is sold or licensed as a separate product or SKU (including sold as a “bundle” with the original product), regardless of whether the Sequel uses the name of the original product in its title.

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(xl)	“Server Software” means the collection of software and databases to which Client Software connects (whether directly or indirectly), including the interface between the Client Software and the Online Services for a Licensed Game, and any and all manuals, specifications, user guides, and other documentation regarding such software.

(xli)	“SoW” means the selection form for Licensed Games executed in accordance with Section 2.3(ii) in the form attached hereto as Exhibit A or substantially similar thereto as mutually agreed between the Parties.

(xlii)	“Specifications” means the technical and operational requirements for the operation of a Localized Game set forth in the applicable SoW, which the Parties may amend by mutual agreement in writing at any time.

(xliii)	“Technical Information” means the software, know-how, data, test result, layouts, artwork, processes, scripts, and other technical information on or in relation to a Licensed Game and the installation, operation, maintenance, service, and use thereof.

(xliv)	[***]

(xlv)	“Tencent Trademark” means any word, name, symbol, device, design, or other designation, or a combination of the preceding items, used by or on behalf of Tencent to identify or distinguish any Licensed Game, Tencent services, or Tencent Affiliates, including the Tencent Brand Logo (as defined in Section 2.10), logos, designs, characters, phrases, titles, artwork, and other creative elements, whether registered or not. Tencent Trademark does not include any Licensee Trademark.

(xlvi)	“Territory” means Taiwan, Thailand, Indonesia, Singapore, Malaysia, and the Philippines.

(xlvii)	“Update” means any and all modifications, enhancements, updates, upgrades (which is a subsequent version of a product that uses the same title as the original product), or other changes to a product.

(xlviii)	“US$” or “Dollars” means United States dollars, the lawful currency of the United States of America.

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1.2	Interpretation. The Parties have had an equal opportunity to participate in the drafting of this Agreement and the attached appendices, exhibits, and schedules. No ambiguity will be construed against any Party based upon a claim that the Party drafted the language. The headings appearing at the beginning of the sections contained in this Agreement have been inserted for identification and reference purposes only and must not be used to construe or interpret this Agreement. Whenever required by context, a singular number will include the plural, the plural number will include the singular, and the gender of any pronoun will include all genders. Any reference to any agreement, document, or instrument will mean such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Whenever the words “hereunder,” “hereof,” “hereto,” and words of similar import are used in this Agreement, they will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. Any reference in this Agreement to “commercially reasonable efforts”, “commercial best efforts” or “best efforts” means a party’s obligation to undertake significantly more than a minimum amount of effort with respect to any action or activity, but permitting the party to take into account a commercially reasonable consideration of its own interests. All references in this Agreement to the “sale” or “selling” of a Licensed Game or other software product means the sale of a license to use a Licensed Game or other software product. All references in this Agreement to the “purchase” of a Licensed Game or other software product means the purchase of a license to use a Licensed Game or other software product.

2.	Appointment and Grant of Rights

2.1	Appointment. Subject to the terms and conditions of this Agreement (including Section 2.13), Tencent hereby appoints Licensee as the exclusive publisher and distributor of each Licensed Game to exclusively market, promote, publish, operate, distribute and exploit such Licensed Game, with respect to each jurisdiction in the Territory, for three (3) years from the Commercial Launch of that Localized Game in that jurisdiction (“Initial Distribution Term”), which Initial Distribution Term, with respect to that jurisdiction in the Territory, will be automatically renewed for consecutive 2-year terms (each a “Distribution Renewal Term”, and together with the Initial Distribution Term, the “Distribution Term”) unless either Party elects not to renew by notifying the other Party in writing of such election at least six (6) months before the expiration of the Initial Distribution Term or the applicable Distribution Renewal Term, as the case may be, and Licensee hereby accepts the appointment.

2.2	Exclusivity. Subject to the terms and conditions of this Agreement (including Section 2.13), the appointment of Licensee as the exclusive publisher and distributor of the Localized Games is exclusive in the Territory and Tencent and its Affiliates will not (i) publish, operate, or distribute any Licensed Game or otherwise exercise any of the rights granted to Licensee hereunder in relation to any Licensed Game; or (ii) grant to any other Person any license or other right to publish, operate, or distribute any Licensed Game or otherwise exercise any of the rights granted to Licensee hereunder in relation to any Licensed Game, in the Territory during the applicable Distribution Term without the prior written consent of Licensee.

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2.3	Right of First Refusal and Selection of Games

(i)	ROFR Notice. Within five (5) years after the Effective Date (“Initial ROFR Period”), Tencent will notify Licensee in writing (“ROFR Notice”) to the email address [***], or such other email address that Licensee may notify Tencent of in writing, when Tencent, in its sole and absolute discretion, decides to, directly by itself or indirectly through third parties, publish, operate, and distribute (including any beta testing or commercial release of any Prospective Game (as hereafter defined)) a Mobile Version or a PC Version of a digital interactive entertainment game (“Prospective Game”) in the Territory or otherwise directly by itself or its Affiliates or indirectly through third parties publish, operate and distribute (including any beta testing or commercial release of any Prospective Game) a Mobile Version or PC Version of a Prospective Game in any Licensed Language(“ROFR”). Each ROFR Notice shall contain the information described in Exhibit B hereof. For clarity, any sole marketing, promotion, or eSports activities of a Mobile Version or a PC Version of a digital interactive entertainment game conducted by or on behalf of Tencent in the Territory without a view towards publishing, distributing or operating such game in the Territory will not trigger the ROFR. [***] The ROFR Period will be automatically renewed for consecutive 2-year terms (each a “ROFR Renewal Period”, and together with the Initial ROFR Period, the “ROFR Period”) unless either Party elects not to renew by notifying the other Party in writing of such election at least 3 months before the expiration of the Initial ROFR Period or the applicable ROFR Renewal Period as the case may be. [***]

(ii)	Selection of Game. Within [***] following its receipt of a ROFR Notice from Tencent, Licensee may notify Tencent in writing of its election to include that Prospective Game identified in that ROFR Notice as a Licensed Game under this Agreement. During that [***] period, Tencent may not solicit proposals or begin discussions with any third party in relation to that Prospective Game until the [***] period expires. If Licensee elects to include that Prospective Game identified in that ROFR Notice as a Licensed Game under this Agreement, the Parties, through the Steering Committee (as defined in Section 4.1), will promptly discuss in good faith and determine what [***] to apply to that Prospective Game. If within [***] after Licensee’s request (“SoW Discussion Period”), the Steering Committee has determined [***] for that Prospective Game (which [***] will at least include the [***] and [***] during [***]), the Parties will mutually execute an SoW to designate that Prospective Game as a Licensed Game under this Agreement, which SoW will include the applicable [***]. If Licensee elects not to exercise its ROFR (or if Licensee fails to provide a response within [***] period), or if the Steering Committee fails to determine within the SoW Discussion Period what [***] to apply to that Prospective Game, Tencent may, directly by itself or indirectly through any third party, market, promote, publish, operate, distribute, or exploit that Prospective Game in the Territory.

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(iii)	[***]

2.4	Licenses. Subject to the terms and conditions of this Agreement, with respect to each Licensed Game identified in the applicable SoW, Tencent grants to Licensee a non-sublicensable (except in accordance with Section 2.6), royalty-bearing, and non-transferable (except as set forth in Section 15.4) license in the Territory to exclusively market, promote, publish, operate, distribute and exploit such Licensed Game, including to:

(i)	Translation. Translate Licensed Materials into any Licensed Language solely as necessary for the purpose of Localization.

(ii)	Publishing. Publish, distribute, and operate the Localized Games solely in the Territory;

(iii)	Marketing. Reproduce, use, publicly display, and publicly perform Tencent Trademarks and Licensed Materials solely to market, advertise, and promote the Localized Games, including in connection with Game Websites (including as used in their domain names);

(iv)	Game Data. Use the Game Data to operate the Localized Games;

(v)	Marketing and Marketing Materials. Create, reproduce, use, distribute, and publicly display Licensed Materials and Marketing Materials solely to market, advertise, and promote the Localized Games, including by creating derivative works of the Licensed Materials;

(vi)	Hosting. Install, host, operate, maintain, and otherwise use the Server Software in object code format solely for the purpose of permitting End Users to play the Localized Games;

(vii)	Client. Manufacture, reproduce, distribute, and publicly display Client Software in object code format, including via the Internet and through third parties, solely for the purpose of exercising the rights granted in Section 2.4;

(viii)	End User License. Grant End Users the right to use Client Software in object code format and to access Server Software via Client Software solely for the purpose of exercising the rights granted in Section 2.4;

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(ix)	Technical Information. Reproduce, modify, and use Technical Information solely for the purpose of installation, operation, maintenance of Client Software and Server Software; and

(x)	Game Websites. Develop, create, host, operate, and maintain a Game Website for each Localized Game as the official website for each Localized Game in the Territory solely to publish, distribute, market, advertise, promote, and operate the Localized Games.

[***]

2.5	Restrictions. Licensee will not:

(i)	reverse engineer, disassemble, or decompile any Licensed Game (or any portion thereof);

(ii)	modify any Client Software, Server Software, or other Licensed Materials (in each case whether Localized or not), except for the sole purpose of preparing a Localized Game under this Agreement;

(iii)	integrate any third party materials or software with any Server Software, Client Software, or Licensed Game (in each case whether Localized or not) without Tencent’s prior written consent;

(iv)	distribute any Client Software other than in machine-readable object code format, distribute or license any Localized Server Software or the non-Localized versions of any Client Software or Server Software;

(v)	market, promote, distribute, offer to sell, sell, or license any Localized Game to any Person within the Territory if there’s a reasonable likelihood that such Person will exploit the Localized Game outside of the Territory; or

(vi)	remove or modify any Tencent Trademark, copyright or other proprietary rights notices or labels on or in any Client Software, Server Software, Licensed Game, Localized Game, or Marketing Materials.

2.6	Sublicense. Licensee may sublicense Licensee’s rights hereunder to Licensee’s Affiliates approved in writing by Tencent in advance (which approval may not be unreasonably withheld, delayed or conditioned). For clarity, any sublicense by the approved Licensee’s Affiliates is also limited to Licensee’s Affiliates approved in writing by Tencent in advance (which approval may not be unreasonably withheld, delayed or conditioned). The Licensee’s Affiliates approved by Tencent hereunder will be defined as “Sublicensee”. Licensee will be solely liable for any act or omission of Sublicensee, and any such act or omission will be deemed the act or omission of Licensee under this Agreement. Licensee will be fully liable to cause Sublicensee to comply in all respects with the terms and conditions of this Agreement.

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2.7	Subcontract. Except for contracts entered into for the routine operation, marketing and promotion of the Licensed Games, Licensee will not subcontract all or part of its rights or obligations hereunder to third party without first obtaining Tencent’s written approval. In the event that Licensee subcontracts all or part of its rights or obligations hereunder, Licensee will be solely liable for any act or omission of such subcontractors under such subcontract, and any such act or omission will be deemed the act or omission of Licensee under this Agreement. Licensee will be fully liable to cause its subcontractors to comply in all respects with the terms and conditions of this Agreement.

2.8	Tencent Trademark Requirements. Any use of the Tencent Trademarks by Licensee must: (i) be in compliance with Tencent’s policies or procedures relating to the use of the Tencent Trademarks which will be provided and updated by Tencent from time to time; (ii) clearly identify in a commercially reasonable manner Tencent as the owner or licensor (as appropriate) of the Tencent Trademarks; (iii) be subject to Tencent’s sole and exclusive ownership of such Tencent Trademarks; and (iv) inure to the sole benefit of Tencent.

2.9	Proprietary Notices. Subject to applicable law, Licensee will, at Tencent’s request in advance in writing (email will suffice), include all copyright, trademark, or other legal notices as provided by Tencent within the applicable Localized Game and on the Marketing Materials and any other materials bearing a Tencent Trademark.

2.10	Start-up Screen Logo. Licensee will display the Tencent Brand Logo on the start-up screen of each Localized Game following the screen displaying Licensee’s logo. Any use of the Tencent Brand Logo owned by Tencent or any of its Affiliates other than as expressly set forth herein will be subject to Tencent’s prior written approval. Licensee acknowledges that any unauthorized use of Tencent Brand Logo, corporate name of Tencent, or any trademarks owned by Tencent or its Affiliates will constitute a material breach of this Agreement. “Tencent Brand Logo” means a logo owned by and used to identify Tencent or any of its Affiliates, both of which will be designated by Tencent in writing. For clarity, Tencent Brand Logo will be deemed as Licensed Materials.

2.11	Reservation of Rights. Except as expressly granted under this Agreement, nothing in this Agreement will be construed to grant Licensee any rights in any Licensed Game, any Tencent Trademark, or any Licensed Materials. Without limiting the generality of the foregoing, Tencent does not grant to Licensee any rights with respect to any other version other than the PC Version and Mobile Version of each Licensed Game. The rights not expressly granted to Licensee under this Agreement are exclusively reserved to Tencent.

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2.12	Trademark Registration

(i)	Licensee may not use or register, or authorize others to use or register, any corporate name, domain name, trade name, or service name containing any Tencent Trademarks or other Tencent Property, or any component or alternate spelling that is confusingly similar with the Tencent Trademarks or other Tencent Property, at any time without Tencent’s prior written consent, whether during the Term or thereafter. Tencent may not use or register, or authorize others to use or register, any corporate name, domain name, trade name, or service name containing any Licensee Trademarks or other Licensee Property, or any component or alternate spelling that is confusingly similar with the Licensee Trademarks or other Licensee Property, at any time without Licensee’s prior written consent, whether during the Term or thereafter.

(ii)	If Licensee wishes to register a domain name containing any Tencent Trademark, or other Tencent Property (“Tencent Branded Domain Name”), Licensee will submit a written request to Tencent containing all applicable information regarding the proposed registration of such Tencent Branded Domain Name, including the proposed domain name, the proposed registrant, and how the domain name and website will be administered, maintained, and used. It is in Tencent’s sole discretion to approve or reject such proposed registration, but approval will not be unreasonably withheld. If Tencent approves Licensee’s proposal, Licensee will register such Tencent Branded Domain Name in the name of Tencent. Licensee will be responsible for all costs or fees associated with the related registration. If the domain name cannot be registered in the name of Tencent under the applicable laws or regulations, Licensee will register the Tencent Branded Domain Name in Licensee’s own name and will assign such domain name to Tencent or its designee within ten (10) Business Days following expiration or termination of this Agreement. After the expiration or termination of this Agreement, Licensee will cease using all Tencent Branded Domain Names and return to Tencent the rights of such Tencent Branded Domain Names.

2.13	[***]

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3.	Delivery and Acceptance

3.1	Delivery. Tencent will use commercially reasonable efforts to deliver to Licensee a master copy of each relevant version of each Licensed Game (including its Client Software, Server Software, and any subsequent Updates thereto and thereof, in each case, in object code format collectively “Deliverables”) by the applicable Required Delivery Dates. Upon effective delivery of each relevant Deliverable, Licensee will promptly commence the applicable testing of such Deliverable and cause the commencement of the Closed Beta Service, Open Beta Service, or Commercial Launch, as applicable. The Launch Date for each Localized Game in each jurisdiction in the applicable Territory will be determined by Licensee after consultation with Tencent.

3.2	Acceptance. Licensee will test and evaluate each Deliverable delivered by Tencent to determine if each such Deliverable meets its Specifications as set forth in the applicable SoW, and will issue to Tencent a notice of acceptance or rejection of each such Deliverable within ten (10) Business Days from Tencent’s delivery of each such Deliverable. Any failure to communicate an acceptance or rejection of any Deliverable within such 10-Business-Day period will be deemed an automatic acceptance. Upon receipt of the acceptance notice by Tencent from Licensee or the occurrence of a deemed acceptance, the Deliverables will be deemed accepted by Licensee for the purpose of this Agreement. When it issues a rejection notice, Licensee will reasonably describe the areas of non-compliance with the Specifications. Within a mutually-agreed period following receipt of such rejection notice (or such longer period mutually agreed upon by the Parties), Tencent will correct the rejected Deliverables and deliver to Licensee such corrected Deliverables for test and evaluation. The corrected Deliverables will be subject to the same test and evaluation procedures provided in this Section 3.2.

3.3	Localization. Licensee will Localize all Deliverables that it has accepted within a required time period as agreed by the Parties in writing. Any materials created by Licensee in the course of Localization, including all modifications of any Licensed Materials (“Localization Materials”) must be provided to Tencent for review. Tencent will test and evaluate such Localization Materials and will issue to Licensee a notice of acceptance or rejection of such Localization Materials within seven (7) Business Days from Tencent’s receipt thereof. Any failure to communicate an acceptance or rejection of any Localization Materials within such 7-Business-Day period will be deemed an automatic acceptance thereof. If Tencent requests that any Localization Materials be modified, Licensee will modify such Localization Materials according to Tencent’s reasonable request and may not unreasonably deny Tencent’s request. Licensee will also Localize (including by providing translation whose quality is comparable to the best translation tasks that Licensee undertakes regarding its other game products) the initial version of each Licensed Game and all Updates thereto and thereof. No Localization Materials may be incorporated into or deployed with any Localized Game pursuant to this Section 3.3 without Tencent’s prior written consent, which will not be unreasonably withheld.

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4.	Operation and Maintenance

4.1	Steering Committee. The Parties will jointly appoint a steering committee (“Steering Committee”), [***].

4.2	Distribution Plan. Licensee will provide to Tencent a distribution plan for each Localized Game (including the proposed commencement date of the applicable Closed Beta Service, Open Beta Service and Commercial Launch in the Territory) as soon as reasonably practical, but in no event less than sixty (60) calendar days prior to commencement of the applicable Closed Beta Service, or such other time as may be mutually agreed upon between the Parties. Licensee will promptly notify Tencent in writing, but in no event less than sixty (60) calendar days prior to the commencement of the applicable Closed Beta Service, or such other time as may be mutually agreed upon between the Parties, of the commencement date of the applicable Closed Beta Service, Open Beta Service and Commercial Launch of each Localized Game in each jurisdiction in the applicable Territory, which will be determined by Licensee after good faith consultation with Tencent.

4.3	Hosting. Throughout the applicable Distribution Term for each Localized Game, Licensee will host, operate, and maintain that Localized Game and the related Online Services and Game Websites in accordance with the applicable Specifications and any applicable laws. In addition, Licensee will report to and discuss with Tencent any material operational issues arisen from such hosting, operation, and maintenance and will consider in good faith any reasonable suggestions provided by Tencent. Licensee will be responsible for any and all notices and announcements on the Localized Games or any Game Websites. If Tencent requires any notice or announcement to be published and displayed on any Localized Game or any Game Websites on an urgent basis, Licensee will use its best efforts to upload and publish such notice and announcement, provided that Tencent sends such notice or announcement to Licensee in writing for Licensee’s approval beforehand. Licensee will either approve or reject the notice or announcement within ten (10) Business Days of receipt thereof from Tencent.

4.4	Test Environment. Throughout the applicable Distribution Term for each Localized Game, Licensee will develop and maintain a test environment (including test servers) and make such test environment available to Tencent to conduct testing of that Localized Game in the applicable Territory. In addition, throughout the applicable Distribution Term as well as upon Tencent’s reasonable request, Licensee will conduct quality assurance testing of each Localized Game, regularly notify Tencent of the quality control results, and cooperate with Tencent to correct any Bugs discovered in the Localized Games.

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4.5	Government Approvals. Licensee must obtain all Government Approvals prior to conducting the applicable Open Beta Services for each Localized Game, and once obtained, maintain until the end of the applicable Distribution Term, all Government Approvals. In connection with the Government Approvals, Licensee will provide Tencent with copies of the granted Government Approvals, if any. Tencent will use commercial best efforts to modify a Licensed Game to comply with any requirements necessary to obtain or maintain Government Approvals.

4.6	System Requirements and Server Software Installation. Before each Required Delivery Date, Licensee will at its own expense set up a hardware environment that meets Tencent’s reasonable specifications and is ready for installation of the applicable Server Software. Tencent will install the applicable Server Software on Licensee’s servers via the Internet or at Licensee’s sites at times mutually agreed upon by the Parties.

4.7	Operation. Throughout the applicable Distribution Term for each Localized Game, Licensee will be responsible for: (i) procuring all equipment and software environment required for operation of that Localized Game, including game servers, web servers, IDS (Intrusion Detection System), firewall, switches, IDC (Internet Data Center), etc.; (ii) maintaining sufficient bandwidth and CDN (Content Delivery Network) for the uninterrupted and unhindered operation of that Localized Game in the applicable Territory; (iii) monitoring and managing all Localized Game-related IDCs, hardware, and software environment; (iv) mobilizing and maintaining a team of full-time personnel to operate and maintain that Localized Game; (v) conducting security inspection on all related fields on a regular basis; (vi) providing Tencent with regular operational reports at mutually agreed intervals in the format specified in Appendix A or otherwise mutually agreed between the Parties; (vii) maintaining, operating, and upgrading any and all databases relating to that Localized Game; and (viii) Licensee will provide all data reasonably requested by Tencent regarding its operation and maintenance of that Localized Game. In addition, Licensee will cooperate with Tencent to develop and implement a separate login program for the applicable Client Software with respect to each Localized Game.

4.8	Maintenance of Online Services. Licensee will carry out the regular maintenance, management, and administration of the Online Services, Server Software, Game Website, and associated hardware and software environment as set forth in the Specifications, including prompt response and efficient escalation. Licensee will promptly notify Tencent in writing of any material failures or interruptions in the Online Services or any frequently repeated customer complaints. Licensee will use its best efforts to correct such failure and interruption and to resolve such customer complaints.

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4.9	Primary Problem. If Licensee discovers a Primary Problem, Licensee will give written notice to Tencent, by email, describing in detail the nature of such Bug and other relevant information (including the cause, influence, and actions taken) in the format mutually agreed by the Parties. Thereafter, Tencent will acknowledge receipt of such written notice, reply and use commercial best efforts to provide a solution in accordance with the time frame specified in Appendix B, including all necessary detailed information and description of the solution to solve the Primary Problem.

4.10	Restriction on Distributing. Licensee will use commercially reasonable efforts to ensure that (i) each Localized Game will be published and downloaded only within the applicable Territory; (ii) no Localized Game will be actively advertised or promoted in conjunction with any other applications, products or services of Licensee or any other third party without first obtaining prior written approval from Tencent (email will suffice); and (iii) End Users outside of the Territory will be prevented from accessing all Localized Games. For clarity, Licensee will not be restricted from displaying any Localized Game alongside other games published by Licensee on the applicable Licensee Platform or Licensee’s website.

4.11	Facility Security. Licensee will implement reasonable security measures for facilities at which hardware (including servers and server rooms) and software are located as set forth in the Specifications, provided that such facilities are within Licensee’s control. The security measures implemented will not be any less than those implemented by Licensee with respect to any other online games published, hosted, operated, or maintained by Licensee. In addition, Licensee will use commercially reasonable efforts to implement any adjustments or changes reasonably requested by Tencent.

4.12	Customer Support. Licensee will provide End Users with high quality customer support through customer support, in-game presence, and email. Licensee will respond to customer queries and complaints in accordance with the prevailing industry standards and the reasonable expectations of End Users in the Territory, and will use commercially reasonable efforts to ensure that such queries and complaints are attended to and resolved.

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4.13	EULA. Licensee and Tencent (only if Tencent actually collects or uses of any user information) will ensure that the collection and use of all user information in connection with the distribution, sale, marketing and promotion of each Localized Game will comply in all respects to all applicable laws in the applicable Territory. Before the applicable Open Beta Service for each Localized Game, Licensee will prepare and submit a EULA to Tencent for review and approval, and approval will not be unreasonably withheld. If Tencent does not communicate its disapproval within ten (10) Business Days of receipt of a EULA from Licensee, that EULA will be deemed approved. Once Licensee obtains Tencent’s approval, Licensee will maintain the EULA for End Users throughout the remainder of the applicable Distribution Term. Licensee will inform Tencent of any material violations of any EULA of which Licensee becomes aware and will use commercial best efforts to cooperate with Tencent in its enforcement of each EULA within the Territory. Licensee will not edit, modify, revise, alter, supplement, or otherwise change any EULA without Tencent’s prior written consent. If mutually agreed upon, the Parties may include in a EULA certain language to address Territory-specific legal requirements. Licensee will ensure that no End User may access any Localized Game unless such End User explicitly agrees to be bound by the applicable EULA. Tencent may propose a change to a EULA and Licensee will consider such proposal in good faith.

4.14	Virtual Currency and Virtual Items. Licensee will use its best efforts to ensure that only Game Virtual Currency authenticated by Licensee may be used to redeem or purchase game play or Game Virtual Items. Licensee is responsible for developing, implementing, and maintaining an in-game billing system that allows micro-transactions and supports the use of Game Virtual Currency and Licensee Virtual Currency.

4.15	Personnel Resources. Licensee and Tencent will each appoint a team of qualified personnel to be responsible for fulfilling their respective obligations pursuant to this Agreement. Both Parties will use commercially reasonably efforts to ensure that a sufficient number of members of its appointed team are fluent in Chinese. Both Licensee and Tencent will ensure that their respective appointed teams will have the necessary resources and capabilities to perform such Party’s respective obligations hereunder in a professional manner and that such performance will be of high grade, nature, and quality.

4.16	Training

(i)	If Licensee reasonably requests Tencent to provide training with respect to engineering, use, and maintenance of a Licensed Game, operations, sales, and marketing, and if Tencent determines that such request is reasonable, Tencent will provide training that Licensee reasonably considers necessary and appropriate to Licensee. Such training will be conducted at times and places mutually agreed upon by the Parties. In addition, Tencent may provide operating manuals and other documentation without additional charge, in its sole discretion.

(ii)	If upon Licensee’s reasonable request Tencent provides any training at Licensee’s sites, Licensee will reimburse Tencent for any documented reasonable out-of-pocket expenses incurred relating to travel to and from Licensee’s sites, including airfare, lodging, meals, and other general living expenses.

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(iii)	Tencent may provide additional training to Licensee’s system engineers for game operation related matters, including Update process, system monitoring process, etc. The provision of such training will be subject to the terms and conditions set forth in Sections 4.16(i) and (ii).

4.17	IP Blocking. Upon Licensee’s request, Tencent will use IP blocking to prevent users within each jurisdiction in the Territory from accessing any Licensed Game outside such jurisdiction until the expiration or earlier termination of the applicable Distribution Term of that Licensed Game with respect to that jurisdiction in the Territory.

4.18	Prohibited Use. Any use of any Licensed Materials or Licensed Game not in accordance with this Agreement, including, the use of any Licensed Materials or Licensed Game without Tencent’s approval when the prior approval of Tencent is required hereunder will be deemed Prohibited Use of the Licensed Materials or Licensed Game, and will constitute a material breach of this Agreement by Licensee. Without limiting the generality of the foregoing, “Prohibited Use” will include (i) any material addition, modification and change to any Licensed Game not in accordance with this Agreement; (ii) publishing any Licensed Game under any name other than Licensee or its Affiliates (subject to Tencent’s approval in Section 2.6); and (iii) taking proactive actions intended to make any Licensed Game available in whatever means outside of the Territory.

5.	Technical Support and Maintenance

5.1	Technical Support. With respect to each Licensed Game, Tencent will provide the support and maintenance obligations set forth this Section 5, provided that Tencent shall not be obligated to provide full technical support for any Licensed Game for more than four (4) years following its First Launch Date. Notwithstanding the foregoing, in the case that the Distribution Term for any Licensed Game is extended in any jurisdiction within the Territory pursuant to the renewal term set out in Section 2.1, Tencent shall continue to perform all its duties and obligations under this Agreement and the applicable SoW with respect to that Licensed Game for the applicable jurisdiction throughout the entire Distribution Term. Licensee will maintain sufficient qualified personnel so as to receive Tencent’s technical support.

5.2	Anti-Hacking

(i)	The Service Level Agreements in Appendix B set out Tencent’s obligations in the event of Hacking or Bugs. Tencent will provide commercially reasonable maintenance and support in accordance with the Service Level Agreements.

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(ii)	Both Tencent and Licensee will use their commercial best efforts to protect the servers hosting the Server Software from Hacking. If Licensee discovers any Hacking activities, Licensee will submit to Tencent a written report, via e-mail or by facsimile, describing the nature of such activities in sufficient detail to permit Tencent to provide preventive measures. Upon receipt of any such written report, Tencent will respond to the reported Hacking activities as soon as commercially practicable and in accordance with Appendix B.

(iii)	Both Tencent and Licensee will use their commercial best efforts to work together and to implement an Anti-hacking solution to protect each Licensed Game from Hacking in the Territory.

(iv)	Apart from player status and behaviors that conform to game design, both Tencent and Licensee agree that the following hacking behaviors will be treated as top priority: security holes in server program; instant kill; player un-killable; automatic picking up game items; speed move; skip over certain stages of a Licensed Game; instant move to places not possible through normal operations; illegally obtain or modify items not belonging to the player; and illegally obtain skills not belonging to the player.

(v)	Licensee will establish a team to promptly deal with Hacking issues as they arise during the Term. Licensee will use commercially best efforts to prosecute and prevent work-shops, private servers, and hackers to protect the Licensed Games.

(vi)	Tencent will not be liable for any problems caused by factors that are out of the scope of Tencent’s services and Deliverables under this Agreement such as hardware, network, repeated third party activity, or the case of unilateral modification or change made by Licensee with respect to any Licensed Game or game system or network environment, without Tencent’s prior written consent.

5.3	Update. Tencent will provide an Update of a Licensed Game to Licensee when otherwise developed by Tencent in the ordinary course of business for territories outside the applicable Territory. Necessary customization, special or new content development may be conducted by Tencent based on mutual agreement of the Parties.

5.4	Personnel Expenses. If Tencent personnel are required to travel to Licensee or any designated location to perform any of Tencent’s obligations under this Agreement, Licensee and Tencent will discuss in good faith and mutually agree upon any reasonable reimbursement of documented reasonable out-of-pocket expenses incurred by such Tencent personnel.

5.5	Technical Support Team. On Licensee’s request, Tencent will provide the names of personnel assigned specifically to give technical support and maintenance to Licensee as provided in this Agreement. On Tencent’s request, Licensee will provide a list with the names of the employees designated specifically and on a full-time basis to receive technical support and maintenance from Tencent. Either Party may change the names on such lists at any time by providing written notice to the other Party.

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5.6	Content Protection. Throughout the applicable Distribution Term for a Localized Game, Licensee will apply content protection and operational security measures designed to prevent the unauthorized use of the Licensed Materials contained in that Localized Game (“Security Program”). At a minimum, Licensee will ensure that the distribution of that Localized Game is secured using the then current Security Program. Licensee will have monitoring, detection and reporting processes and controls designed to ensure compliance with its Security Program in place. When a breach of such Security Program affecting the Licensed Materials contained in a Localized Game is detected by or reported to Licensee, Licensee will take all reasonable steps necessary to mitigate and resolve such breach as quickly as possible, and will promptly inform Tencent of its occurrence and Licensee’s response thereto. Licensee must have, and continuously improve, documentation describing the policies and procedures that it has in place for establishing and enforcing its Security Program. In no event will Licensee provide content protection to Licensed Materials contained in a Localized Game which is less effective than the content protection afforded by Licensee for its products in general.

6.	Marketing

6.1	[***]

6.2	Marketing Materials and Efforts. All cost pertaining to the development and distribution of all Marketing Materials are borne by Licensee. Licensee will not provide any Marketing Materials for fee or in exchange of anything with monetary value without the prior written approval of Tencent. Licensee will not utilize any Marketing Materials or any part thereof in connection with (i) any products or services other than the Licensed Games; or (ii) the promotion of Licensee independent of the Licensed Games. Throughout the applicable Distribution Term of each Localized Game, Licensee will diligently and continuously use its commercially best efforts to market, advertise, and promote that Localized Game in the applicable Territory. Before using any Marketing Materials, Licensee will submit to Tencent such Marketing Materials. Within ten (10) Business Days after the receipt of Licensee’s such submission, Tencent will notify Licensee of its approval or rejection. Failure to provide any approval notice will be deemed as approval. If rejected, Licensee will then change, revise, edit, alter, or otherwise modify such Marketing Materials. Licensee will follow the same approval process and submit any modified Marketing Materials for Tencent’s approval. In addition, if Tencent provides Licensee with any suggestions with respect to marketing activities, Licensee will consider such suggestions in good faith.

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6.3	Tencent’s Rejection. If Tencent notifies Licensee in writing of any reasonable objection with respect to any Marketing Materials that were previously approved, Licensee will promptly cease the use of such Marketing Materials.

6.4	Initial Business Plan. No later than one (1) month before the start of the applicable Closed Beta Service for each Localized Game, Licensee will submit in writing for Tencent’s review an initial business plan for that Localized Game (“Initial Business Plan”), which includes at least a marketing plan, related campaigns, budgets. The Parties will discuss and further develop that Initial Business Plan in good faith. Licensee may not implement the Initial Business Plan unless it is mutually agreed upon by the Parties.

6.5	Annual Marketing Plan. No later than one (1) month before the end of each calendar year of the Term, Licensee will prepare and deliver to Tencent for its review and approval an annual marketing plan for each Localized Game for the following calendar year (“Annual Marketing Plan”). Tencent will evaluate each Annual Marketing Plan and will issue to Licensee a notice of acceptance or rejection of each such Annual Marketing Plan within ten (10) Business Days from Tencent’s receipt thereof. Any failure to communicate an acceptance or rejection of any Annual Marketing Plan within such 10-Business-Day period will be deemed an automatic approval. If Tencent reasonably requests that an Annual Marketing Plan be modified, Licensee will modify such Annual Marketing Plan and may not unreasonably deny Tencent’s request. To assist Licensee’s preparation of the Annual Marketing Plan, Tencent will, on an annual basis, provide Licensee with an update schedule for each Licensed Game in the Territory for Licensee’s reference. Licensee may use any Marketing Materials that have been approved by Tencent in connection with Licensee’s implementation of the marketing plans to the extent that such Marketing Materials are not materially different from the Marketing Materials that Tencent initially approved. Tencent will use its commercial best efforts to assist Licensee to prepare the marketing plans.

6.6	Marketing Report. After the commencement of the Closed Beta Service for each Localized Game, Licensee will provide to Tencent a monthly report setting forth the detailed marketing and promotional activities performed by Licensee with respect to that Localized Game (together with the result and evaluation of such activities) during such monthly period by the end of the following month.

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7.	Intellectual Property and Data

7.1	Tencent’s Ownership. As between Tencent and Licensee, Tencent (and its Affiliates and licensors) owns and will own all of the Intellectual Property Rights in and to all elements, versions, improvements and derivatives of: all Licensed Games and all components thereof, including all Client Software, Server Software, Localization Materials created by either Party, Licensed Material, Tencent Trademarks, Technical Information, Marketing Materials (including Marketing Materials that are prepared or developed by Licensee), and all Design Elements (collectively, the “Tencent Property”). “Design Element” means the style, design, size, shape, color, trade dress, appearance, characters, character names and likenesses, weapons, armors, vehicles, music, sounds, sound effect, audio-visual elements and comparable aesthetic features in any Licensed Game. Subject to Section 7.2 and unless otherwise agreed between Tencent and Licensee, Licensee hereby irrevocable assigns, transfers and conveys to Tencent all of Licensee’s right, title and interest throughout the universe in perpetuity in all Design Elements, Localization Materials and Marketing Materials and any derivative works of the foregoing. Licensee acknowledges and agrees that the obtaining of such assignment forthwith is an essential term of this Agreement. The use by Licensee of any of the foregoing Intellectual Property Rights is authorized only for the purposes and under the terms herein set forth and, upon expiration or termination of this Agreement for any reason, except as expressly provided otherwise in this Agreement, such authorization will immediately cease.

7.2	Licensee’s Ownership. Licensee (and its Affiliates and licensors) owns and will own all right, title and interest, including all Intellectual Property Rights, in the Game Websites (subject to Tencent’s ownership of any Tencent Property appearing thereon), EULAs, Licensee Trademarks, Licensee Platform, Licensee Virtual Currency, Personal Data, and the Licensee Platform Data (collectively, the “Licensee Property”), and nothing in this Agreement confers in Tencent any right of ownership in the Licensee Property.

7.3	Ownership of Game Data. To the extent permitted under applicable law and subject to Sections 7.1 and 7.2, Tencent and Licensee will jointly own all right, title, and interest in and to the Game Data. Licensee will provide Tencent (i) a copy of Game Data at mutually-agreed times during the Term; and (ii) Game Data after the end of each Distribution Term. During the applicable Distribution Term for each Localized Game, neither Party will be entitled to use any Game Data of that Localized Game without the other Party’s written consent except for obligations of each Party pursuant to this Agreement.

7.4	Documentation. Each Party will, and will cause any parties acting under it in relation to the Agreement, to execute any and all documents and do such other acts reasonably requested at any time by the other Party as may be reasonably required to evidence, confirm and further affect the other Party’s rights under this Section 7.

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7.5	Game Title. Licensee will propose one (1) or more titles for each Localized Game (“Game Title”) to Tencent for the purpose of promotion, distribution and operation of that Localized Game in the Territory. Before proposing the Game Titles to Tencent, Licensee will carry out trademark registration check ensuring that the proposed Game Title is not registered in the Territory. Licensee will ensure that it has performed the trademark registration check to the reasonable extent practicable and that based on such check the proposed Game Title can likely be registered in the Territory. Licensee will propose the Game Title in advance so that Tencent has sufficient time to approve such proposed Game Title. Licensee will propose one (1) Game Title at a time until Tencent approves the proposed Game Title. Such approval will not be unreasonably delayed or withheld. Licensee will not distribute any Localized Game in each jurisdiction in the applicable Territory until Tencent approves the Game Title to be used for that Localized Game for the respective jurisdiction.

7.6	Game Title Registration. Only Tencent (or its Affiliates) will be entitled to and will promptly apply for trademark registration in the Territory for each approved Game Title. Once each Game Title is registered as trademark, such trademark will be included in the Licensed Material. If Tencent requires any assistance in the trademark registration of a Game Title, Licensee will use commercially reasonable efforts to provide necessary assistance.

7.7	Protection of Copyright and Trademarks. Licensee will keep records regarding its use of each Localized Game, including copies of pertinent invoices, and will advise Tencent of the dates of the first use of each Localized Game in each jurisdiction in the Territory only to the extent necessary for trademark or other intellectual property registration purposes in compliance with applicable laws. Upon reasonable written request of Tencent, Licensee will also reasonably promptly supply Tencent with such samples, facsimiles or photographs of any Localized Game and related materials and any other information only to the extent necessary for trademark or other intellectual property registration purposes in compliance with applicable laws.

7.8	Third Party Infringers. When Licensee becomes aware that a third party is or may be making unauthorized uses of any Localized Game (or any part thereof), or any unauthorized or infringing use of the Licensed Materials or any portion thereof, Licensee will make commercially reasonable efforts to give written notice (including notice by e-mail) thereof to Tencent and Tencent may, in its sole discretion, prosecute necessary actions to prevent such infringement. Upon the reasonable request from Tencent, Licensee will use commercially reasonable efforts to cooperate with Tencent at Tencent’s sole cost. If Tencent does not take prompt action against such infringement, Licensee will have the right to take such action, with Tencent’s consent and at Tencent cost, and Tencent will cooperate with Licensee in any such action.

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8.	Compensation

8.1	[***]

8.2	[***]

8.3	After [***], Licensee will pay, or cause its Sublicensee(s) as approved by Tencent pursuant to Section 2.6 herein to pay, Tencent the [***] for each Licensed Game. [***] The format of the [***] will be approved by Tencent in advance. [***] will be calculated in the local currency of the applicable Territory and converted to U.S. dollars based on the exchange rate as published by [***]. Licensee will include the actual exchange rate in each [***]. A list of Sublicensee(s) is attached hereto as Schedule II, as may be amended from time to time or as otherwise set forth in the applicable SoW.

8.4	Invoices for [***] Payment. Within [***] as specified in Sections 8.1 and 8.2, Tencent will send Licensee or its Sublicensee(s) (via e-mail to an email address instructed in writing by Licensee) an invoice of the [***], as the case may be, for the amounts set out in Sections 8.1 and 8.2 in U.S. dollars.

8.5	Invoice for [***] Payment. Within [***], Tencent will send Licensee or its Sublicensee(s) (via e-mail to an email address instructed in writing by Licensee) an invoice of the [***] in U.S. dollars. In the event that Licensee disputes any such invoice, Licensee will raise the dispute to Tencent via email or otherwise in writing within [***] after receiving the disputed invoice.

8.6	Payment Terms. Licensee will pay, or cause its Sublicensee(s) to pay, all undisputed amounts within [***] after Licensee’s receipt of an invoice issued by Tencent in accordance with Sections 8.4 and 8.5. All payments by Licensee to Tencent pursuant to the provisions of this Agreement will be made in U.S. dollars.

8.7	Late Payments; Statements. Time is of the essence with respect to all payments under this Agreement. Tencent’s receipt of any statements or payments under this Agreement will not prevent it from challenging such statements or payments. Licensee agrees that any inconsistencies or mistakes discovered will be promptly rectified and the appropriate payments made by Licensee or its Sublicensee(s) within [***] of discovering or being notified of such inconsistencies or mistakes in writing. Provided that such inconsistencies or mistakes did not arise out of any act or omission on Tencent’s part, such payments will include the interest (at the rate of [***] per annual) that has accrued from the date that such payment was originally due until the date such payment is made.

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8.8	Payment by Wire Transfer. Licensee or its Sublicensee(s) will make all payments to Tencent under this Agreement in U.S. dollars by wire transfer into the Tencent bank account specified in Schedule I. Each Party will bear the wire transfer fees of its own bank.

8.9	Taxes. All amounts specified in Sections 8.1 and 8.2 are inclusive of all applicable taxes. Each Party is responsible for paying all taxes (including but not limited to value-added tax, sales tax, and any other direct or indirect tax due under any current or future law or regulation) due on amounts paid to such Party under this Agreement. Notwithstanding any other provision in this Agreement, if Licensee or its Sublicensee(s) is legally obligated to withhold any taxes from payments made to Tencent, Licensee or its Sublicensee(s) will be entitled to do so and pay the relevant taxes on behalf of Tencent to the relevant tax authorities. To the extent that amounts are so withheld and deducted pursuant to this Section 8.9, such withheld amounts will be treated for all purposes of this Agreement as having been paid to such tax authorities in respect of which such deduction and withholding was made and Licensee or its Sublicensee(s) will have no further obligation to pay the equivalent of such withheld amounts, or any part thereof, to Tencent. Licensee or its Sublicensee(s) will furnish to Tencent original receipts or other government certifications evidencing all such withholding taxes promptly after such receipts are available (no later than thirty (30) calendar days after receiving such receipts or certifications). No taxes imposed or applied with respect to transactions between Licensee and its Affiliates can be used to offset or reduce any payments made to Tencent under this Agreement.

8.10	Audit. During the Term and one (1) year thereafter, Licensee will, and will cause its Sublicensee(s) to, maintain reasonable and accurate records, contracts, accounts, and other information or materials relating to the publication, distribution, and operation of the Localized Games and the Gross Revenues generated therefrom (including the bases for relevant calculations and other related matters). Such records will include all documents and other information relevant to the performance by Licensee and its Sublicensee(s) of its rights and obligations under this Agreement. Tencent may, no more than once each calendar year, upon ten (10) Business Days’ prior written notice, on a mutually agreeable date, conduct an audit of such records for the sole purpose of verifying the payments made to Tencent, except that if an audit conducted in a year reveals a discrepancy of more than [***], Tencent may request one (1) extra audit in that year. The audit will be conducted by an internationally recognized public accounting firm. Tencent will be solely responsible for all costs and expenses of conducting the audit except as otherwise expressly provided in this Section 8.10. Licensee will be responsible for all reasonable expense of any audit that establishes an underpayment to Tencent in excess of [***] of the payments due to Tencent for the audited period. Any underpayment will be paid by Licensee or the applicable Sublicensee(s) [***]. If Tencent discovers (via audit or otherwise) an overpayment by Licensee or its Sublicensee(s), then Tencent will promptly notify Licensee in writing and the amount of the overpayment will be credited towards Licensee’s or the Sublicensee(s)’s next payment to Tencent (or reimbursed by Tencent if the discovery occurs after the Term). Notwithstanding the foregoing, Licensee will, and will cause its Sublicensee(s) to, continue to maintain reasonable and accurate records relating to the Gross Revenue generated from the publication, distribution, and operation of each Localized Game (including the bases for relevant calculations) for a period of three (3) years after the Distribution Term of that Localized Game.

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9.	Term and Termination

9.1	Term. This Agreement will become effective on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, will remain in effect for the longer of: (i) five (5) years from the Effective Date; and (ii) the expiration of the last-to-expire Distribution Term of the Licensed Games (“Initial Term”). This Agreement will be automatically renewed for consecutive 2-year terms (each, a “Renewal Term”, and collectively with the Initial Term, “Term”) upon the expiration of the then-current Term unless either Party elects not to renew by notifying the other Party in writing of such election at least three (3) months before the expiration of the then-current Term.

9.2	Termination

(i)	This Agreement or any SoW may be terminated upon the mutual agreement of the Parties.

(ii)	Either Party may terminate this Agreement upon written notice to the other Party if the other Party commits a material breach that affects all SoWs that are in effect at the time of breach and fails to cure such breach within thirty (30) calendar days after receiving the non-breaching Party’s written notice of such breach.

(iii)	Either Party may terminate a SoW upon written notice to the other Party if the other Party commits a material breach that affects that SoW and fails to cure such breach within thirty (30) calendar days after receiving the non-breaching Party’s written notice of such breach.

(iv)	Either Party may terminate this Agreement immediately in the event that the other Party: (a) becomes insolvent or subject to a receivership or similar proceeding; (b) makes an assignment for the benefit of creditors in general; (c) is unable to pay its debts as they become due; (d) fails to provide the terminating Party with satisfactory assurances of its continuing ability to pay its debts and fulfill its contractual obligations upon reasonable request; or (e) breaches Section 15.4.

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(v)	Tencent may terminate this Agreement immediately by written notice to Licensee in the event of a Change of Control of Licensee without Tencent’s prior written approval, other than internal reorganization.

(vi)	Tencent may terminate a SoW immediately by written notice to Licensee (a) if Licensee fails to make a timely payment of an undisputed amount to Tencent under that SoW and such breach is not remedied within fifteen (15) calendar days of Licensee’s receipt of written notice (including e-mail notice) from Tencent; and (b) if Licensee breaches any provision of that SoW repeatedly, constituting in the aggregate a material breach, provided Tencent has given Licensee prompt written notice upon the occurrence of each such breach and Licensee fails to cure each such breach within thirty (30) calendar days of receiving Tencent’s notice.

(vii)	Upon termination of a SoW only, this Agreement will remain in full force and effect and continue to apply to all other then-effective SoWs. Termination of this Agreement will terminate all SoWs.

9.3	Effect of Expiration or Termination

(i)	Upon the expiration or termination of this Agreement or a SoW, all licenses granted under this Agreement or with respect to that SoW, as the case may be, will terminate immediately. With respect to expiration or termination of this Agreement as a whole, Licensee will be responsible for winding down the operation of all Localized Games in compliance with applicable laws before the expiration or termination of this Agreement, provided that Parties will negotiate based on good faith to decide on a grace period (“Grace Period”) before turning off the Server Software and to ensure that user virtual properties are handled appropriately. With respect to expiration or termination of a specific SoW only, the obligations described in the immediate preceding sentence will only apply to the applicable Localized Game in that specific SoW. Licensee acknowledges and agrees that the end of the Grace Period will not extend beyond the end of the Term with respect to expiration or termination of this Agreement as a whole, or beyond the applicable Distribution Term with respect to termination or expiration of a specific SoW. Licensee will inform End Users of the upcoming termination of the operation as soon as practicable. Licensee will develop a wind-down plan and notify Tencent in writing in advance.

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(ii)	Upon expiration or termination of the Term, Licensee will be entitled to retention and use of all Game Data for internal analysis and legal, financial and regulatory reporting purposes only and will provide Tencent with a full copy of all Game Data within thirty (30) Business Days following such expiration or termination. In the event of a transfer of operations, Licensee will use commercially reasonable efforts to assist with a smooth transition of all Game Data to Tencent or its designee so as to avoid any interruption in operation or user experience, including using commercially reasonable efforts during the Grace Period and for a period of three (3) months thereafter to assist in the authentication of End Users attempting to identify and claim their account with the new operator.

(iii)	No later than thirty (30) days after the expiration or termination of the Term, each Party will destroy all items in its possession that are owned by the other Party. Neither Party will make or retain any copies of any items owned by the other Party or any of the other Party’s Confidential Information except to the extent required to comply with applicable laws and regulations or document retention policies.

(iv)	With respect to expiration or termination of this Agreement as a whole, Licensee will pay any remaining [***] payments due under this Agreement as soon as commercially reasonable, but no later than [***] after the expiration or termination of this Agreement. With respect to expiration or termination of a specific SoW only, Licensee will pay any remaining [***] payments due under that SoW as soon as commercially reasonable, but no later than [***] after the expiration or termination of that SoW. If Licensee makes any refund to End Users, Licensee will not deduct any such refund amount from the [***].

9.4	Survival of Terms. Expiration or termination of this Agreement or any SoW will not affect the Parties’ rights or obligations that were incurred prior to the termination or expiration, and this Section 9.4, and Sections 7.1 to 7.4, 8.10, 9.3, 10, 12, 13, 14, and 15 will survive termination or expiration of this Agreement.

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10.	Confidential Information and Personal Data Protection

10.1	Protection of Confidential Information. “Confidential Information” means all information disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) that relates to this Agreement or any Licensed Game, either Party’s technology, source code, intellectual property rights, financial or business plans and affairs, financial statements, internal management tools and systems, products and product development plans, marketing plans, customers, clients and contracts, technology and intellectual property assets licensed from any third party for use in the development of any Licensed Game or in the commercial exploitation of any Licensed Game, and financial, business or other non-public information concerning any such third-party licensor. The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement. Unless specifically authorized in this Agreement, the Receiving Party will disclose the Confidential Information of the Disclosing Party only to the employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty under this Agreement, and to no other third party. The Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care. The provisions of this Section 10 will survive the expiration or termination of this Agreement for five (5) years after the date of such expiration or termination.

10.2	Exceptions. Confidential Information will not include any information that: (i) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party; (ii) is disclosed to the Receiving Party by a third-party who had the right to make such disclosure without any confidentiality restrictions; (iii) is at the time of receipt, or through no fault of the Receiving Party has become, generally available to the public; or (iv) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party’s Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is approved in writing by the Disclosing Party, or required by law, the rules of a security exchange, market or automated quotation system on which a Party’s securities are listed or quoted or by the order of a court or similar judicial or administrative body, provided that, to the extent allowable by law or such listing rules, the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure. The Parties acknowledge and agree that the Licensed Games, Intellectual Property Rights, Licensee Property, Game Data, the terms of this Agreement and all component parts of all of the foregoing are and remain the Confidential Information of the respective owner.

10.3	Return of Confidential Information. Within thirty (30) days after the expiration or termination of this Agreement, the Receiving Party will deliver to the Disclosing Party all Confidential Information belonging to the Disclosing Party, and all physical embodiments thereof, then in the custody, control, or possession of the Receiving Party except to the extent required to comply with applicable laws and regulations.

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10.4	Press Releases. The Parties hereto agree that any press release any of the Parties hereto proposes to issue with regard to the execution or existence of this Agreement or any Licensed Game or relating to the sale of any Licensed Game in the Territory will be subject to the prior written consent of the other Party.

10.5	Personal Data Protection. Licensee will comply with all applicable personal data protection laws in the Territory in the collection, use, storage and transfer of Personal Data in connection with the exercise of its rights or performance of its obligations under this Agreement. To the extent that Tencent receives any Personal Data pursuant to this Agreement, Tencent will also comply with all applicable personal data protection laws in the Territory in the collection, use, storage and transfer of Personal Data in connection with the exercise of its rights or performance of its obligations under this Agreement.

11.	Representations and Warranties

11.1	Authority. Each Party hereby represents and warrants that, as of the Effective Date and throughout the Term, it has all rights, power, and authority to enter into this Agreement and to perform its obligations hereunder.

11.2	Authorization. Each Party hereby represents and warrants that: (i) it is duly organized, validly existing, and in good standing in the jurisdiction stated in the preamble to this Agreement; (ii) the execution and delivery of this Agreement has been duly and validly authorized; and (iii) this Agreement constitutes a valid, binding, and enforceable obligation upon it.

11.3	No Conflict. Each Party hereby represents and warrants that this Agreement does not conflict with any other agreement to which it is bound and that it will not grant any rights under any future agreement, nor will it permit or suffer any lien or encumbrance that will conflict with the full enjoyment by the other Party of its rights under this Agreement.

11.4	Right to Make Full Grant. Each Party represents and warrants that, as of the Effective Date and through the Term, it has and will have all requisite rights to fully perform its obligations under this Agreement and to grant to the other Party all rights granted under this Agreement free and clear of any liens, adverse claims, encumbrances, and interests of any person or entity (including that Party’s agents and representatives).

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11.5	Tencent Representations and Warranties. Tencent represents and warrants that: (i) it and its Affiliates own all right, title and interest in and to all Client Software, Server Software, Licensed Materials, Tencent Trademarks, Technical Information, and any other materials of any kind provided to Licensee under this Agreement, including all Intellectual Property Rights in and to the Licensed Games; (ii) the use of all Client Software, Server Software, Licensed Materials, Tencent Trademarks and Technical Information under this Agreement, including all Intellectual Property Rights in and to the Licensed Games, does not, and will not, infringe any Intellectual Property Rights of any third party; and (iii) it has not, and will not, act in any way which may cause Licensee, in the course of performing its obligations or exercising its rights under this Agreement, to infringe, misappropriate, or otherwise conflict with, the Intellectual Property Rights of any third party.

11.6	Licensee Representations and Warranties. Licensee hereby represents and warrants that: (i) all Game Websites, Localization Materials, Marketing Materials, and any other materials of any kind developed, performed or provided by Licensee hereunder do not and will not infringe any Intellectual Property Rights of any third party. Notwithstanding anything to the contrary in this Agreement, Licensee makes no representation or warranty as to the Licensed Materials provided by Tencent and contained or incorporated into the Game Websites, Localization Materials, Marketing Materials, or any other materials of any kind developed, performed or provided by Licensee hereunder; (ii) all Game Websites, Localization Materials, Marketing Materials, and any other materials of any kind developed, performed or provided by Licensee hereunder do not and will not contain any material that is unlawful in the Territory, only to the extent that they do not contain or incorporate the Licensed Materials provided by Tencent; and (iii) it will not intentionally (a) take actions which are aimed to cause End Users of any Localized Game to make profits by using a trade feature built in any Localized Game or a game administration tool or management tool (i.e., a system tool which enables to give and delete certain in-game currencies or in-game points and items to particular or all users) of any Localized Game; (b) take any other actions which are agreed between the Parties in writing as improper in light of any change in relevant laws and regulations or business practice; or (c) perform or assist real money trade in connection with any Localized Game.

11.7	Compliance with Laws. Both Parties hereby covenant that they will comply with applicable international, national, state, regional and local laws and regulations in performing their duties hereunder and in any of their business with the End Users and with respect to the operation and exploitation of the Localized Games.

11.8	Government Approvals. After Licensee obtains Government Approvals for each Localized Game, Licensee hereby represents and warrants that it will take all reasonable steps to maintain throughout the applicable Distribution Term of each Localized Game all such Government Approvals.

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11.9	DISCLAIMER. EXCEPT AS SET FORTH IN THIS SECTION 11, EACH PARTY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING WARRANTIES ARISING OUT OF ANY COURSE OF PERFORMANCE, CUSTOM, INDUSTRY STANDARD, OR USAGE IN TRADE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND TITLE. THE FOREGOING DISCLAIMERS OF WARRANTY CONSTITUTE AN ESSENTIAL PART OF THIS AGREEMENT.

12.	Indemnification

12.1	Indemnification by Tencent. Tencent will defend, indemnify, and hold harmless Licensee and its Affiliates, and their respective officers, directors, employees, and agents from and against any and all liabilities, damages, judgments, costs, expenses, and fees (including reasonable attorney’s fees) (“Losses”) resulting from any third party claims, investigations, legal or administrative action, or litigation (collectively, “Third Party Claims”) arising out of or relating to: (i) any actual or alleged breach of any of Tencent’s representations and warranties under Section 11; and (ii) infringement, misappropriation, or other violation of Intellectual Property Rights of any third party by any Licensed Game or other Tencent Property, except to the extent that such infringement arises solely from materials or information provided by Licensee.

12.2	Indemnification by Licensee. Licensee will defend, indemnify, and hold harmless Tencent and its Affiliates, and their respective officers, directors, employees, and agents from and against any and all Losses, resulting from any Third Party Claims to the extent arising out of or relating to: (i) any act, error, or omission of Licensee, Licensee’s Affiliates, third party contractors or their respective officers, directors, third party contractors or employees in the marketing, publishing, distribution and operation of any Localized Game; (ii) any actual or alleged breach of Licensee to comply with its agreements and obligations hereunder; (iii) any actual or alleged breach of any of Licensee’s representations and warranties under Section 11; and (iv) infringement, misappropriation, or other violation of Intellectual Property Rights of any third party by the applicable Licensee Trademarks, the Licensee Platform, Game Websites, Localization Materials or the Marketing Materials of any Localized Game created by Licensee, and any modification, change, or edit to any Localized Game made or requested by Licensee, except to the extent that such infringement arises from materials or information provided by Tencent.

12.3	Indemnification Procedure. The indemnified Party will timely notify the indemnifying Party in writing that it seeks indemnification from the indemnifying Party with specific reference to the Third Party Claim for which such indemnification is sought. However, a failure by the indemnified Party to provide such notice or information will not impair the indemnified Party’s right to indemnification hereunder except to the extent that such failure has materially prejudiced or materially delayed the indemnifying Party in the defense of the Third Party Claim. The indemnifying Party will have the right to control the defense and settlement of each such Third Party Claim, except that the indemnifying Party must obtain the indemnified Party’s prior written approval for the settlement of any such Third Party Claim (unless such settlement provides for the full and final release of the indemnified Party, does not involve the payment of any monies or admission of any wrongdoing by the indemnified Party, and does not require any action or inaction by the indemnified Party). The indemnified Party will have the right to participate in the defense and settlement of such Third Party Claim being defended by the indemnifying Party through separate counsel, at the indemnified Party’s sole expense.

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13.	Limitation of Liability

13.1	Disclaimer of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, UNDER NO CIRCUMSTANCES WILL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES WHATSOEVER, INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

13.2	Cap on Liability. TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EXCEPT FOR EACH PARTY’S CONFIDENTIALITY OBLIGATIONS IN ACCORDANCE WITH SECTION 10 AND OBLIGATIONS TO INDEMNIFY THE OTHER PARTY IN ACCORDANCE WITH SECTION 12, UNDER NO CIRCUMSTANCES WILL EITHER PARTY’S TOTAL LIABLITY IN RESPECT OF ALL CLAIMS ARISING OUT OF OR RELATED TO ANY LICENSED GAME (INCLUDING WARRANTY CLAIMS), REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED [***].

13.3	Exclusions. THE PARTIES ACKNOWLEDGE AND AGREE THAT NOTHING IN THIS SECTION 13 WILL LIMIT A PARTY’S OBLIGATION TO PAY OR REFUND ANY AMOUNTS DUE AND OWING TO THE OTHER PARTY ON OR BEFORE ANY DATE OF TERMINATION HEREOF, OR THEREAFTER (AS APPLICABLE).

14.	Dispute Resolution

14.1	Governing Law. This Agreement will be governed and construed in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China, including all matters of construction, validity, and performance, in each case without reference to its choice of law rules and not including the provisions of the 1980 U.N. Convention on Contracts for the International Sale of Goods.

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14.2	Arbitration. Except for the right of either Party to apply to any court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any dispute, controversy, or claim arising in any way out of or in connection with this Agreement, including the existence, validity, interpretation, performance, breach or termination of this Agreement, or any dispute regarding pre-contractual or non-contractual rights or obligations arising out of or relating to it will be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre under the Administered Arbitration Rules of the Hong Kong International Arbitration Centre in force when the notice of arbitration is submitted (“Rules”) in Hong Kong. The arbitration tribunal will consist of three arbitrators to be appointed in accordance with the Rules, which Rules are deemed to be incorporated by reference into this clause.

15.	Miscellaneous

15.1	Force Majeure. No Party to this Agreement will be liable to the other Party for any failure or delay in fulfilling an obligation under this Agreement, if that failure or delay is attributable to a Force Majeure Event. The Parties agree that if any Force Majeure Event directly causes either Party to be unable to comply with all or a material part of its obligations under this Agreement; (i) neither Party will be in breach of its obligations under this Agreement (other than payment obligations) or incur any liability to the other Party for any losses or damages of any nature whatsoever incurred or suffered by that Party if and to the extent that such Party is prevented from carrying out those obligations by, or such losses or damages are caused by, a Force Majeure Event except to the extent that the relevant breach of its obligations would have occurred, or the relevant losses or damages would have arisen, even if the Force Majeure Event has not occurred (in which case this Section 15.1 will not apply to that extent); (ii) as soon as reasonably practicable following the date of commencement of a Force Majeure Event, and within a reasonable time following the date of termination of a Force Majeure Event, any Party invoking it will submit to the other Party reasonable proof of the nature of the Force Majeure Event and of its effect upon the performance of the Party’s obligations under this Agreement; and (iii) unless terminated pursuant to this Section 15.1, the deadline for fulfilling any obligation affected by a Force Majeure Event, and the length of the Term and each Distribution Term for the Licensed Games, as applicable, will be extended for a period of time equal to that of the continuance of the Force Majeure Event. Each Party will at all times take all reasonable steps to (a) prepare countermeasures for Force Majeure affecting the performance of the obligations under this Agreement; (b) mitigate the effect of any Force Majeure Event; and (c) comply with other obligations under this Agreement not affected by the Force Majeure Event. The Parties will consult together in relation to the above matters following the occurrence of a Force Majeure Event. Should either Party be unable to comply with all or a material part of its obligations under any SoW(s) due to any Force Majeure Event for a continuous period of more than ninety (90) days, then the other Party may terminate the affected SoW(s) upon written notice to the affected Party. Upon such termination, neither Party will have any further obligations to the other Party under the affected SoW(s) except for any liability accrued prior to such termination. Should either Party be unable to comply with all or a material part of its obligations under all SoW(s) due to any Force Majeure Event for a continuous period of more than ninety (90) days, then the Parties’ obligations under Section 2.3 of this Agreement will be suspended for the remaining duration of the Force Majeure Event.

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15.2	Injunctive Relief. Each Party understands that the other Party may suffer irreparable harm in the event that it fails to comply with any of its obligations pursuant to this Agreement, and that monetary damages in such event may be inadequate to compensate the other Party. Consequently, notwithstanding Section 14.2, nothing in this Agreement prevents either Party from applying for such temporary, preliminary, or permanent injunctive relief as may be necessary to restrain any continuing or further breach by the defaulting Party.

15.3	Notice. Any notices relating to this Agreement will be in writing and either personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by facsimile transmission or overnight courier service, addressed to the Party at the address set forth below, or at such different address as a Party has advised to the other Party in writing and will be deemed given and received when actually received:

Licensee:

Address:	1 Fusionopolis Place, #17-10, Galaxis, Singapore 138522
Telephone Number:	+65 62708100
Attn:	Group General Counsel
Email:	[***]

Tencent:
Address:	14F, Kexing Science Park
Kejizhongsan Avenue
Hi-tech Park
Nanshan District
Shenzhen, 518057
People’s Republic of China
Telephone Number:	+86 13917228984
Attn:	Eddie Chan
Email:	[***]

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With a copy to (which copy constitutes no notice):

10F, Tengyun Building, Tower A, No. 397 Tianlin Road, Xuhui District

Shanghai, 200233, People’s Republic of China

Attn: TTG, Compliance and Transactions Department

Email: [***]

15.4	Assignment. Neither Party may assign this Agreement, in whole or in part, without the other Party’s prior written consent. Such consent will not be unreasonably withheld. Any purported assignment or delegation in violation of this Section 15.4 will be null and void. Subject to this Section 15.4, this Agreement will bind and inure to the benefit of each Party’s respective permitted successors and permitted assigns.

15.5	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties on the subject matter of this Agreement. All prior negotiations, representations, agreements, and understandings, oral or otherwise, are merged into this Agreement. For the avoidance of doubt, this Agreement shall supersede the Letter of Intent entered into by the Parties on the subject matter of this Agreement. This Agreement may not be amended, modified, or edited except by a writing duly executed by both Parties.

15.6	No Waiver. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has, or may have under this Agreement, operate as a waiver of any right, power or privilege by such Party.

15.7	Illegality and Severability. If and to the extent that any provision of this Agreement is held illegal, invalid, or unenforceable in whole or in part under applicable law, such provision or such portion thereof will be ineffective as to the jurisdiction in which it is illegal, invalid, or unenforceable to the extent of its illegality, invalidity, or unenforceability and will be deemed modified to the extent necessary to conform to applicable law so as to give the maximum effect to the intent of the Parties. The illegality, invalidity, or unenforceability of such provision in that jurisdiction will not in any way affect the legality, validity, or enforceability of any other provision of this Agreement in such jurisdiction or in any other jurisdiction. Each provision contained herein will be severable and independent from each of other provisions, and if at any time any one or more provisions herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein will not be affected as a result thereof.

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15.8	Relationship between the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be deemed to imply or constitute either Party as the agent or representative of the other Party, or both Parties as joint ventures or partners for any purpose.

15.9	Headings. Captions and headings contained in this Agreement have been included for ease of reference and convenience and will not be considered in interpreting or construing this Agreement.

15.10	Languages. This Agreement is in English, and in the event of any conflict between this Agreement and a translation thereof, the English version will govern.

15.11	Counterparts. This Agreement may be executed in two (2) counterparts, each of both will be deemed an original Agreement for all purposes and both of which will constitute one and the same instrument.

[The rest of this page is intentionally left blank. Signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

“Tencent”	“Licensee”
Shenzhen Tencent Computer Systems Company Limited	Garena Online Private Limited

Name:	Name:	Li Xiaodong
Title:	Title:	Group CEO

Signature:	/s/	Signature:	/s/ Li Xiaodong

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Acknowledged by the Sublicensees:

Garena Hong Kong Limited	MOBA Private Limited Taiwan Branch

Name:	Name:
Title:	Title:

Signature:	/s/	Signature:	/s/

Garena Malaysia Sdn. Bhd.	PT. Garena Indonesia

Name:	Name:
Title:	Title:

Signature:	/s/	Signature:	/s/

Garena Online (Thailand) Co., Ltd.	Garena Philippines, Inc.

Name:	Name:
Title:	Title:

Signature:	/s/	Signature:	/s/

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Appendix A

Share of Operation Data

[***]

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Appendix B

Operation Service Standard Practice, Emergency and Anti-hacking

1.	Operation Service Standard Practice

Both Parties will be responsible to assign a contact person to be reachable 24 hours a day, 7 days a week in case of emergency.

Licensee is responsible to use its commercial best efforts to provide relevant information and all necessary support throughout the Term, whether requested by Tencent or not, to help Tencent identify the exact cause of the problem to develop the solution as soon as possible.

Tencent is responsible to use its commercial best efforts to respond to and provide solution to Bugs, error and Hacking issues throughout the Term.

2.	Operation Service Emergency Practice

The situations below are considered as operation emergencies:

a)	Tencent identified any error, Bug or Hacking activities that may cause fatal security problems or endanger operation safety (“Primary Problem”) after Licensee provides full report regarding such error, Bug, or Hacking activities in detail so that the Tencent can understand the urgency of the event.
b)	Tencent identified any error, Bug or Hacking activities that has direct impact on user experience, user online number or operation revenue after Licensee provides full report regarding such error, Bug, or Hacking activities in detail so that the Tencent can understand the urgency of the event.
c)	Tencent identified any error, Bug or Hacking activities that may significantly influence game balance after Licensee provides full report regarding such error, Bug, or Hacking activities in detail so that Tencent can understand the urgency of the event.

Tencent agrees to use its commercial best efforts to respond to and provide remote support in the above situations within 24 hours upon Licensee’s notice, and Licensee agrees to use its commercial best efforts to provide all necessary information and support to Tencent to resolve and remedy such situations.

In the event a solution cannot be provided within the first 24 hours, Tencent will propose temporary solution to minimize the damage/influence that may be caused on operation.

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In the event when remote support fails to resolve such emergency within 48 hours and Licensee’s personnel have made all reasonable efforts based on the instruction from Tencent’s engineers to resolve the problems that caused the emergency, within the next 24 hours after such 48 hours, Tencent will dispatch a team of engineers to the site of Licensee to provide emergency on-site support. Actual time of arrival of Tencent’s engineers to Licensee’s site will be subject to transportation availability provided that Tencent will make its commercial best efforts to take the earliest flight possible.

3.	Anti-hacking

Both Tencent and Licensee will use their commercial best efforts to protect the servers from Hacking. In the event Licensee discovers any Hacking activities, Licensee will submit to Tencent a written report, via e-mail or by facsimile, describing the nature of such activities in sufficient detail including the logic and the reproduction of the hacking tool to permit Tencent to provide preventive measures. Upon receipt of any such written report, Tencent agrees to provide support based on the Operation Service Standard and Emergency Practice set forth herein this Appendix B.

Apart from player status and behaviors that conform to game design, both Tencent and Licensee agree that the following Hacking behaviors will be treated as top priority:

[as set out in Section 5.2(iv) of the Agreement]

Tencent will establish a team to deal with Hacking issues promptly. Licensee will use commercial best efforts to prosecute and prevent workshop(s), private server(s), hacker(s) to protect the Localized Games.

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Schedule I

Tencent Bank Account

Tencent bank account instructions: [***]

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Schedule II

Sublicensees

Jurisdiction	Name of Sublicensee
Macau & Hong Kong	Garena Hong Kong Limited
Taiwan	Garena Technology Private Limited Taiwan Branch (新加坡商競舞電競有限公司台灣分公司) [1]
Malaysia	Garena Malaysia Sdn. Bhd.
Indonesia	PT. Garena Indonesia
Thailand	Garena Online (Thailand) Co., Ltd.
Philippines	Garena Philippines, Inc.

1 Formerly known as “MOBA Private Limited Taiwan Branch”

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Exhibit A

Sample SoW

1.	Date
2.	Licensed Game
3.	[***]
4.	Descriptions
5.	Implementation Schedule
6.	Other Terms

“Tencent”	“Licensee”
Shenzhen Tencent Computer Systems Company Limited	Garena Online Private Limited

Name: _______________________________________	Name: _______________________________________

Title: ________________________________________	Title: ________________________________________

Signature: ____________________________________	Signature: ____________________________________

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Exhibit B

Information to be included in each ROFR Notice

[***]

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Exhibit C

Pipeline Games

[***]

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Exhibit D

Prior Agreements with Tencent Competitors

[***]

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